Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements of OMNI Energy Services Corp. on Forms S-8 (No. 333-126679, No. 333-110198, No. 333-49409, No. 333-80973 and No. 333-35816), pertaining to the incentive plans of OMNI Energy Services Corp., and Form S-3 (No. 333-131696) pertaining to a shelf registration, of our report dated March 13, 2009, except for Note 2 for which the date is August 26, 2010 and Note 12 for which the date is March 31, 2010, with respect to the consolidated Balance Sheet of OMNI Energy Services Corp. as of December 31, 2008 and the Consolidated Statements of Operations, Stockholders’ Equity and Cash Flows for the two years then ended, appearing in the Amendment No. 1 of the Annual Report on Form 10-K/A for the year ended December 31, 2009.

/s/ PANNELL KERR FORSTER OF TEXAS, P.C.

Houston, Texas

August 26, 2010